Exhibit 99.3

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
PEREGRINE SYSTEMS, INC., et a.l,	)	Case Nos. 02-12740 (JKF)
	)	(Jointly Administered)
Debtors.,	)
	)	Hearing Date: November 4, 2003 at 9:00 a.m.
)

NOTICE OF FILING OF AMENDED LITIGATION TRUST AGREEMENT

TO ALL PARTIES AND THEIR COUNSEL OF RECORD:

PLEASE TAKE NOTICE that on October 31, 2003, the Amended Litigation Trust Agreement, attached hereto as Exhibit 1, was filed with the Court.

Dated: October 31, 2003	GOLD BENNETT CERA & SIDENER LLP
595 Market Street, Suite 2300 San Francisco, California 94105 Telephone: (415) 777-2230 Facsimile: (415) 777-5189

	By:	/s/ Solomon B. Cera
Solomon B. Cera

Attorneys for the Loran Group

1

EXHIBIT 1

AMENDED LITIGATION TRUST AGREEMENT

THIS AMENDED LITIGATION TRUST AGREEMENT (“Amended Trust Agreement”), dated and effective as of the appointment of the Successor Litigation Trustee, is made by and between Peregrine Systems, Inc., a Delaware corporation (“PSI”), on the one hand, and Robert Charles Friese, as Successor Litigation Trustee (“Trustee”), on the other hand, and is being entered into to facilitate the implementation of the Plan, which, inter alia, pursuant to Paragraph VII.I. of the Plan, provides for the establishment of a Litigation Trust to retain and preserve certain Litigation Claims for enforcement by the Trustee, and pursuant to that certain Amended Settlement Agreement, dated as of October 14, 2003, by and between PSI, the Post-Emergence Equity Committee, the Loran Group, and Heywood Waga. Pursuant to the foregoing Amended Settlement Agreement and this Amended Trust Agreement, the beneficiaries of the Litigation Trust are the members of the Class (and Sub-Classes) identified in the Consolidated Complaint for Violations of the Federal Securities Laws, filed March 17, 2003 in In re Peregrine Systems, Inc. Securities Litigation, Case No. O2-CV-O870 J(RBB) pending in the United States District Court for the Southern District of California.

1.                                        Definitions.  Unless otherwise defined below or elsewhere in this Amended Trust Agreement, all capitalized terms contained herein shall have the respective meanings specified in the Plan, or in the Bankruptcy Code as in effect on the Effective Date:

1.1                                 “Amended Settlement Agreement” means that certain agreement entered into as of October 14, 2003 by and between Peregrine Systems, Inc., the Post-Emergence Equity Committee, on behalf of itself and all holders of Old PSI Common Interests as of the Effective

Date, the Loran Group and Heywood Waga, in their capacities as Co-Lead Plaintiffs in the Securities Action, on behalf of themselves and all other persons and entities who purchased or otherwise acquired the securities of Peregrine Systems, Inc. from July 22,1999 through May 3, 2002, as approved by the Bankruptcy Court.

1.2                                 “Avoidance Action” means an adversary proceeding, lawsuit or other proceeding with respect to Rights of Action arising under §§544-550 and 553 of the Bankruptcy Code.

13                                    “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, as set forth in title 11 of the United States Code, 11 U.S.C. §§101 et seq., as now in effect or hereafter amended.

1.4                                 “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court of competent jurisdiction as may be administering the Chapter 11 Cases or any part thereof.

15                                    “Beneficiaries” means, collectively, the members of the Class and Sub-Classes as defined in the Consolidated Complaint for Violations of the Federal Securities Laws, filed on March 17, 2003 in the Securities Action.

1.6                                 “Chapter 11 Case” mean the case commenced under Chapter 11 of the Bankruptcy Code by the Debtor on the Petition Date and pending before the Bankruptcy Court.

1.7                                 “Claim” means any claim against the Debtor or any of them within the meaning of Section 101(5) of the Bankruptcy Code which is not an Administrative Expense, including, without limitation, claims of the kind specified in §§ 502(g), 502(h) or 502(i) of the Bankruptcy Code.

1.8                                 “Counterclaim” means any claim asserted against any Participant arising under, relating to or in connection with the prosecution by the Trustee of any Litigation Claims.

1.9                                 “Current D&O Policies” means those certain, separate, “claims made” directors and officers liability insurance policies covering PSI, its subsidiaries, and directors, officers, and other executives thereof, issued by National Union (primary), Chubb (first layer excess) and TIG Insurance Company (second layer excess), as may have been amended, supplemented or modified from time to time.

1.10                           “Determination” shall have the meaning set forth in Paragraph 7.7 hereof.

1.11                           “District Court” means the United States District Court for the Southern District of California in which the Securities Action is pending.

1.12                           “Estates” means the estates created pursuant to Section 541(a) of the Bankruptcy Code upon the commencement of the Chapter 11 Case.

1.13                           “Trust Account” means a separate trust account maintained by the Trustee (at a national or state chartered banking association having at least $500,000,000 in assets) for the payment of Trust Administrative Expenses and the distribution to Beneficiaries of proceeds of the Trust.

1.14                           “Initial Funding Amount” shall have the meaning set forth in Paragraph 5.1 hereof.

1.15                           “Lead Plaintiffs” means the Loran Group and Heywood Waga, the court appointed Co-Lead Plaintiffs and their counsel in the Securities Action.

1.16                           “Litigation Claims” means all Rights of Action belonging to the Estates as of the Effective Date of the Plan, other than those arising in the ordinary course of the

Debtors’ businesses or in the administration of the Chapter 1 Cases, and shall include, without limitation, the following Rights of Action: (i) any and all claims which the Estates have, or may have against former officers and/or directors of PSI for negligence, breach of fiduciary duty, insider trading or any other breach of duties imposed by law; (ii) any and all claims against Arthur Andersen or KPMG, their subsidiaries, parents and/or affiliates, arising out of, or relating to accounting services provided by either of them to the Debtors; (iii) any and all claims of the Debtors arising under or in connection with the Current D&O Policies; (iv) any Avoidance Actions; and (v) any and all claims initially brought or alleged against third parties as derivative claims, including, without limitation, those claims asserted in the derivative complaints filed in the Delaware Chancery Court, the Superior Court of the State of California for the County of San Diego and the United States District Court for the Southern District of California purportedly on behalf of PSI, against some of PSI’s present and former directors and officers and its former independent auditor.

1.17                           “Litigation Claims Proceeds” means any and all proceeds derived from the Litigation Claims.

1.18                           “Litigation Trustee Compensation Disclosure” shall mean the written disclosure filed by the Loran Group on October 21, 2003 attached hereto as Exhibit A and incorporated herein by this reference, disclosing the identity of the Trustee hereunder, his/her credentials, any and all relevant affiliations, connections or actual or potential conflicts of interest and the fees and expenses to be charged by the Trustee to the Trust in connection with the services provided by the Trustee to the Trust in carrying out his duties and obligations under this Amended Trust Agreement.

1.19                           “Loran Group” means collectively David Levy, Leighton Powell, David Schenkel, John Virden, Conrad Willemse, Bill Holman, Bob Benesko, Michael Slavich, Richard Maheu and Mark Rollins in their capacities as Co-Lead Plaintiffs in the Securities Action, and their counsel in the Securities Action.

1.20                           “Losses” shall have the meaning set forth in Paragraph 6.5 hereof.

1.21                           “Participants” means, collectively, the Trust (including the Trust Assets), the Trustee, the Debtors, the Reorganized Debtors, the Beneficiaries and the Lead Plaintiffs.

1.22                           “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, governmental unit or other entity of whatever nature.

1.23                           “Petition Date” means the date on which the Debtors filed their petitions for relief under Chapter 11 of the Bankruptcy Code.

1.24                           “Plan” means that certain Fourth Amended Plan of Reorganization of Peregrine Systems, Inc., and Peregrine Remedy, Inc., as modified, dated July 14, 2003, as confirmed by the Bankruptcy Court, and any amendment thereto as approved by the Bankruptcy Court.

1.25                           “PSI” means Peregrine Systems, Inc., a Delaware corporation, in its corporate capacity or other capacity and, as appropriate, in its capacity as a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code in its Chapter 11 Case or in its capacity as Reorganized PSI.

1.26                           “Remedy” means Peregrine Remedy, Inc., a Delaware corporation, in its corporate capacity or other capacity and, as appropriate, in its capacity as a debtor and debtor-in-

possession under Chapter 11 of the Bankruptcy Code in its Chapter 11 Case or in its capacity as Reorganized Remedy.

1.27                           “Reorganized Debtors” means Reorganized PSI and Reorganized Remedy.

1.28                           “Reorganized PSI” means PSI on and after the Effective Date.

1.29                           “Reorganized Remedy” means Remedy on and after the Effective Date.

1.30                           “Rights of Action” means any and all claims, demands, rights, defenses, actions, causes of action, suits, contracts, agreements, obligations, accounts, defenses, offsets, powers and privileges of any kind or character whatsoever, known or unknown, suspected or unsuspected, whether arising prior to, on or after the Petition Date, in contract or in tort, at law or in equity, or under any other theory of law, held by any of the Debtors against any Person, including but not limited to (and, thus, by example only): (i) rights of setoff, counterclaim, or recoupment; (ii) claims on contracts or for breaches of duties imposed by law; (iii) the right to object to Claims; (iv) claims or defenses based on fraud, mistake, duress or usury; and (v) refunds of overpayments on Claims or Administrative Expenses.

1.31                           “Securities Action” means the class action lawsuit captioned In re Peregrine Systems, Inc. Securities Litigation, Case No. 02-CV-0870  J(RBB) pending in the United States District Court for the Southern District of California.

1.32                           “Trust” means the trust formed pursuant to this Amended Trust Agreement, the principal assets of which shall comprise the Litigation Claims, the Initial Funding Amount and the Litigation Claims Proceeds.

1.33                               “Trust Administrative Expenses” means all reasonable costs, expenses and fees (including, without limitation, all reasonable costs, expenses and fees incurred by the Trustee in employing attorneys, accountants, experts, consultants, advisors, investigators, clerical personnel or other professionals to represent or assist the Trustee in carrying out the Trustee’s powers and duties under this Amended Trust Agreement), incurred in connection with; (i) administering and maintaining the Trust and administering, collecting and distributing the Trust Assets in accordance with the terms of this Amended Trust Agreement; (ii) compliance with applicable laws; (iii) prosecuting the Litigation Claims; or (iv) defending Counterclaims; (y) all amounts specifically designated herein to be paid as Trust Administrative Expenses and (z) all amounts payable to parties entitled to indemnification pursuant to Paragraphs 6.5 and 7.7 hereof.

1.34                           “Trust Assets” means and refers collectively to: (i) the Litigation Claims; (ii) Litigation Claims Proceeds; (iii) the Initial Funding Amount; (iv) the assets or investments, if any, hereafter acquired by the Trust; and (v) the proceeds of and recoveries on each of the foregoing including, without limitation, any interest or other income earned thereon, less any assets distributed or Trust Administrative Expenses paid.

1.35                           “Trustee” means Robert Charles Friese, who is an individual selected by the Loran Group and whose identity, credentials and any relevant affiliations was disclosed in The Loran Group’s Designation of Robert Charles Friese, Esq. As Successor Litigation Trustee, filed in the Bankruptcy Court on October 21, 2003, or any successor thereto appointed as provided for herein.

1.36                           “Unclaimed Property” shall have the meaning set forth in Paragraph 5.4.2 hereof.

1.36                           “Waga” means Heywood Waga in his capacity as Co-Lead Plaintiff in the

Securities Action, and his counsel in the Securities Action.

2.                                      Establishment Of Trust.

2.1                                 Declaration of Trust.  In order to declare the terms and conditions of the Trust and in consideration of the confirmation of the Plan pursuant to the Bankruptcy Code, and approval of the Amended Settlement Agreement, the Debtor has executed this Amended Trust Agreement and hereby absolutely and unconditionally transfers and assigns to the Trustee all of its respective right, title and interest, in and to the Litigation Claims and all other Trust Assets to have and to hold unto the Trustee forever, in trust nevertheless, under and subject to the terms and conditions set forth herein for the benefit of the Beneficiaries.

2.2                                 Purpose.  The parties to this Amended Trust Agreement hereby declare and agree that the Trust is being established for the sole purposes of pursuing, prosecuting, abandoning, releasing, litigating, settling, compromising and liquidating the Litigation Claims, reducing all Litigation Claims Proceeds to cash to the extent practicable and necessary and distributing to the Beneficiaries such proceeds in accordance with the terms and conditions set forth herein, as well as holding the portion of the Class 9 New PSI Common Stock allocable to the Beneficiaries pursuant to the Amended Settlement Agreement and voting and disposing of said stock pursuant to the instructions of the Lead Plaintiffs and order(s) of the District Court as more fully set forth in the Amended Settlement Agreement.

2.3                            Trustee’s Acceptance.  The Trustee, by executing this Amended Trust Agreement, hereby accepts the Trust imposed upon it by this Amended Trust Agreement and hereby agrees to observe and perform that Trust, upon and subject to all of the terms and conditions set forth herein.

3.                                      Conduct Of Litigation.

3.1                                 Prosecution of Litigation Claims, Defense of Counterclaims and Settlement Thereof.  Subject to the express terms hereof, the Trustee is hereby empowered to pursue, prosecute, abandon, release, litigate, settle, compromise and liquidate all Litigation Claims and defend all Counterclaims against any of the Participants in the Trustee’s discretion, without the consent, authority or approval of any third parties, including, without limitation, the Bankruptcy Court, except that the Lead Plaintiffs’ consent to any such release, settlement, compromise or liquidation shall be obtained in advance thereof.

3.2                                 Retention of Attorneys, Accountants, and Other Professionals.

3.2.1          The Trustee may retain such law firms as counsel to the Trust as the Trustee may select to aid in the prosecution of the Litigation Claims and the defense of the Counterclaims and to perform such other functions as may be appropriate in furtherance of the intent and purpose of this Amended Trust Agreement, including without limitation, determining if any separate documents are necessary to be executed and/or filed with the applicable courts handling each Litigation Claim to effectuate the transfer or assignment of the Litigation Claims to the Trust as provided under the Plan.

3.2.2          The Trustee may retain such other experts, advisors, consultants, agents, clerical personnel or other professionals as the Trustee may deem necessary or appropriate to assist the Trustee in carrying out its powers and duties under this Amended Trust Agreement.

3.2.3          The Trustee shall make all reasonable and customary arrangements for payment or reimbursement of the compensation and expenses of any professionals, including but not limited to attorneys.

3.2.4          Subject to the provisions of Paragraph 7.6 hereof, the Trustee shall pay compensation and expenses due to professionals from the Trust Account as Trust Administrative Expenses.

4. General Powers, Rights And Obligations Of The Trustee.

4.1                                 Title to Trust Assets.  The Trustee shall hold legal title to all Trust Assets on such terms, in such manner and with such powers as the Trustee may determine shall be necessary to carry out the terms hereof.

4.2                                 Trust Account.  The Trustee shall maintain in an appropriate Trust Account(s) all funds received from any source. The Trustee shall make all distributions and shall pay all Trust Administrative Expenses from the Trust Account.

4.3                                 Additional Powers.

4.3.1           Except as otherwise provided in this Amended Trust Agreement, without prior or further authorization, the Trustee may control and exercise authority over the Trust Assets, over the management and disposition thereof, and over the management and conduct of the business of the Trust to the same extent as if the Trustee were the sole legal and beneficial owner thereof in its own right. No Person dealing with the Trust shall be obligated to inquire into the authority of the Trustee in connection with the management or disposition of Trust Assets.

4.3.2           In furtherance and not in limitation of the foregoing, except as provided in this Amended Trust Agreement and in addition to any other powers, rights, or authority expressly delegated to the Trustee pursuant lo the other provisions of this Amended

Trust Agreement, without limitation of its power and authority, the Trustee, subject to the approval, obtained in advance, of the Lead Plaintiffs, shall have the power and authority to: (i) accept the assets transferred and provided to the Trust pursuant to this Amended Trust Agreement and the Plan; (ii) distribute Trust Assets to Beneficiaries in accordance with the terms of this Amended Trust Agreement; (iii) endorse the payment of notes or other obligations of any Person or make contracts with respect thereto; (iv) sell, assign, transfer or encumber all or any portion of the Trust Assets; (v) remove all or any part of the assets of or the situs of administration of the Trust from one jurisdiction to another jurisdiction in the United States at any time or from time to time; (vi) borrow such sums of money at any time and from time to time for such periods of time upon such terms and conditions from such Persons (including any fiduciary hereunder) and for such purposes as the Trustee may deem advisable, so long as the terms of any such borrowing provide that no recourse shall be had to the Trustee, any Debtor, or Reorganized Debtor, the Lead Plaintiffs, or the Beneficiaries.

4.4                                 Reports and Notices

4.4.1          At least annually and, in any event, upon any interim distribution and upon the liquidation of the Trust pursuant to Paragraph 5.2, the Trustee shall produce and furnish to PSI and the Lead Plaintiffs a report showing all transactions consummated by the Trust during the report period, including the status of the Litigation Claims, all resolutions of Litigation Claims or Counterclaims, payments made or received in respect thereof and all other receipts or disbursements, including disposition of the Class 9 New PSI Common Stock. The Trustee will also report to the Lead Plaintiffs the disposition of any Litigation Claims, a change in attorneys for the Trustee, the resignation of the Trustee and any other material development that it deems of importance to the Beneficiaries. Nothing herein shall preclude Lead Plaintiffs from requesting any additional interim reports from the Trustee, and upon such reasonable request, the Trustee shall provide such reports to Lead Plaintiffs.

4.4.2          Such reports shall be prepared by the Trustee in accordance with such accounting principles as may be applicable to an entity such as the Trust.

4.4.3          The Trustee shall also prepare and provide to or file with the appropriate parties such notices, tax returns and other filings as may be required by applicable laws.

4.5                                 Consultations with Lead Plaintiffs.  The Trustee shall cooperate with the Lead Plaintiffs on the status of the prosecution of the Litigation Claims and the defense of any Counterclaims and on any other material matters relating to the Trust. Without the consent of the Lead Plaintiffs, the Trustee shall not approve any settlement of the Litigation Claims, sale or other disposition of any Trust Asset or the imposition of any lien or encumbrance on any Trust Asset or the making of any distribution hereunder.

4.6                                 Investment of Trust Assets. The Trustee shall invest the funds in the Trust Account(s) in its sole and absolute discretion in “government securities” (as such term is defined in Section 2(a)(l6) of the Investment Company Act of 1940, as amended); provided, however, that the Trustee may, to the extent deemed necessary by the Trustee in its sole and absolute discretion to implement the provisions of this Amended Trust Agreement, deposit funds in demand deposits at any bank or trust company which has, at the time of such deposit, a capital stock and surplus aggregating at least Five Hundred Million Dollars ($500,000,000). The Trustee shall make such investments in such amounts and at such times as may be deemed necessary by the Trustee in its sole and absolute discretion to provide funds when needed to make payments from the Trust Assets, If at any time it shall become necessary to comply with the provisions of this Amended Trust Agreement, the Trustee shall effect such redemption or sale, in such manner and at such time as the Trustee, in its discretion, deems reasonable.

5.                                       Funding Of Trust And Application Of Recoveries.

5.1                                 Funding.  On or as soon as practicable after this Amended Trust Agreement is executed by the parties hereto, Reorganized PSI shall remit $3.2 million to the Trustee for deposit into the Trust Account(s) (the “Initial Funding Amount”), less any sums that have previously been approved by the Bankruptcy Court for payment to counsel working on the Litigation Claims prior to the date of approval of this Amended Trust Agreement. Subject to Section 6.5 hereof, unless the Reorganized Debtor expressly consents otherwise, the Reorganized Debtor shall have no further or other obligation(s) to fund the administration of the Trust and/or pay any related costs or expenses.

5.2                                 Final Distribution of Trust Assets.  As soon as reasonably practicable following the earlier of: (i) termination of the Trust in accordance with Paragraph 9; or (ii) the final resolution of all Litigation Claims, whether by settlement, final judgment or voluntary dismissal with prejudice and the collection of all sums due to the Trust in respect of such resolution, the Trustee, subject to the prior approval of the Lead Plaintiffs, shall liquidate, to the extent practicable and necessary, all of the non-cash Trust Assets. Subject to Paragraph 5.2.2, upon completion of such liquidation, the Trustee shall distribute all the Trust Assets, less an amount reasonably estimated by the Trustee to be sufficient to satisfy any additional Trust Administrative Expenses which may be incurred, as follows:

5.2.1          First, to the extent not previously paid, to the satisfaction of all Trust Administrative Expenses; and

5.2.2          Second, to the Beneficiaries pursuant to an order or orders of the District Court.

5.3.3          If any distribution made by the Trustee is returned to the Trustee as undeliverable or any check or other similar instrument or distribution made by the Trustee remains uncased or unclaimed after 180 days, such distribution shall be deemed “Unclaimed Property.” As soon as practicable after the return of all Unclaimed Property and the expiration of such 180 day period, the Trustee shall pool all such Unclaimed Property and any interest or dividend on or proceeds thereof and distribute all such amounts (less any unpaid Trust Administrative Expenses), subject to approval of the Lead Plaintiffs and an order of the District Court, to the Beneficiaries (other than Beneficiaries whose distributions became Unclaimed Property) in accordance with the preceding provisions of this Article 5. Nothing herein shall preclude the Trustee from retaining the services of a Claims Administrator in connection with distributions from the Trust made pursuant to procedures approved by an order(s) of the District Court, which may differ from the above.

6.                                       General Obligations Of The Debtor, The Reorganized Debtor And Their Respective Successors In Interest.

6.1                                 Transfer of Assets.  The Reorganized Debtor, and its successors in interest, shall execute and deliver to the Trustee any documents reasonably requested by PSI and the Lead Plaintiffs to transfer and assign the Trust Assets to the Trustee or to substitute other counsel in the place and stead of any existing counsel handling any Litigation Claims or to permit the Trustee to carry out its obligations under this Trust.

6.2                       Powers of Attorney.  The Reorganized Debtor, and its successors in interest, shall execute and deliver to the Trustee such powers of attorney and other documents satisfactory to the Trustee to enable the Trustee to file pleadings and execute any documents as necessary or appropriate to prosecute the Litigation Claims and defend Counterclaims.

6.3                                 Access to Records.  The Debtors and the Reorganized Debtors, and the- respective successors in interest, shall provide the Trustee with such reasonable access to their books and records as the Trustee may reasonably require for the purpose of performing its duties and exercising its powers hereunder. The provisions of the Amended Settlement Agreement and the Stipulation Resolving Objection by John J. Moores, Charles E. Noell, III, Norris van den Berg, William D. Savoy, Richard A. Hosley, and Richard T. Nelson to Final Approval of Joint Motion Pursuant to Federal Rules of Civil Procedure 23(a), 23(b)(l)(B) and 23(e) to (A) Certify Classes for Settlement Purposes Only, (B) Appoint Settlement Class Representatives, (C) Approve Settlement Agreement, (D) Estimate Value of Class 9 Officer and Director Indemnity Claims for Purposes of Settlement and Plan Distributions, and (E) Approve Adequacy of Notice Procedures (DKT #2489), as approved by the Bankruptcy Court, shall be adhered to by the Reorganized Debtor and the Trustee, and are incorporated herein as though fully set forth.

6.4                                 Cooperation. The Reorganized Debtor, and its successors in interest, shall take reasonable measures to cause their employees to be available as witnesses and to be available for such depositions, interviews and other proceedings as the Trustee may reasonably deem necessary or appropriate in connection with the prosecution of the Litigation Claims and the defense of the Counterclaims. The Debtors and the Reorganized Debtors, and their respective successors in interest, shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with the foregoing as Trust Administrative Expenses.

6.5                                 Exculpation.  Except for the obligation to fund the Initial Funding Amount, no Reorganized Debtor shall be liable to any Participant or any third party for any losses, claims, costs, expenses and liabilities (including legal fees, costs and expenses) and any costs of defending any action (collectively “Losses”) to which they may become subject by reason of the establishment of this Trust or the administration thereof or any acts of any Reorganized Debtor performed in the furtherance of its duties hereunder except for such acts as shall constitute fraud, willful misconduct or gross negligence. Except as expressly set forth above, the Reorganized Debtor shall be defended, held harmless and indemnified from time to time from the Trust Assets as a Trust Administrative Expense against any and all Losses to which such Reorganized Debtor may be subject by reason of this Amended Trust Agreement and the performance by the Reorganized Debtor of their obligations hereunder. The officers, employees and agents of the Reorganized Debtor shall likewise be defended, held harmless and indemnified. The Trustee may obtain, in his discretion, subject to approval by the Lead Plaintiffs, at the reasonable expense of the Trust, as a Trust Administrative Expense, insurance against any such claims of liability, damage awards and settlement.

7.                                       The Trustee.

7.1                                 Trustee Not a Beneficiary.  The Trustee shall not be a Beneficiary.

7.2                                 Resignation. The Trustee may resign as such by executing and delivering an instrument in writing to the Lead Plaintiffs, with notice to the Reorganized Debtor; provided, however, that the Trustee shall continue to serve as Trustee after his resignation until the time when appointment of a successor Trustee shall become effective in accordance with Paragraph 7.4 hereof.

7.3                                 Removal.  The Lead Plaintiffs may at any time remove the Trustee, for good cause, in their sole discretion, provided that the Trustee shall continue to serve as Trustee after his removal until the earlier of: (i) the time when appointment of a successor Trustee shall become effective in accordance with Paragraph 7.4 or (ii) such earlier date as the Lead Plaintiffs shall otherwise determine.

7.4                                 Appointment of Successor Trustee.  In the event of the death or incompetency (in the case of a Trustee that is a natural person), dissolution (in the case of a Trustee that is a corporation or other entity), resignation, or removal of the Trustee, the Lead Plaintiffs shall have the authority to appoint a successor Trustee. Such appointment shall specify the date on which such appointment shall be effective (“Successor Trustee Appointment Date”). Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Lead Plaintiffs and to the retiring Trustee an instrument accepting such appointment, and thereupon, without any further act, deed or conveyance, such successor Trustee shall become vested with all the rights, powers, trusts and duties of the retiring Trustee, all the Trust Assets shall be transferred to the successor Trustee and the retiring Trustee shall have no continuing rights, duties or obligations with respect to this Trust or any parties thereto (it being understood and agreed that nothing herein is intended to discharge the retiring Trustee of any liability under Paragraph 7.7 or to relieve the Trust of any indemnification obligation it may have under Paragraph 7.7). Written notice of the appointment of any successor Trustee and its terms of compensation for services rendered pursuant to the Amended Trust Agreement shall be promptly filed with the Bankruptcy Court and served upon the Debtor.

7.5                                 Trust Continuance.  The death or incompetency (in the case of a Trustee that is a natural person), dissolution (in the case of a Trustee that is a corporation or Other entity), resignation, or removal of the Trustee shall not operate to terminate the Trust created by this Amended Trust Agreement or to revoke any existing agency created pursuant to the terms of this Amended Trust Agreement or invalidate any action theretofore taken by the Trustee. In the event of the resignation or removal of the Trustee, such Trustee shall promptly: (i) execute and deliver such documents, instruments and other writings as may be requested by the Lead Plaintiffs or reasonably requested by the successor Trustee to effect the termination of the Trustee’s capacity under this Amended Trust Agreement and the conveyance of the Trust Assets then held by the Trustee to its successor; (ii) deliver to the Lead Plaintiffs or the successor Trustee all documents, instruments, records and other writings related to the Trust as may be in the possession of the Trustee, including without limitation documents, instruments, records and other writings relating to the Trust Account(s) and the investments relating thereto; and (iii) otherwise assist and cooperate in effecting the assumption of its obligations and functions by such successor Trustee.

7.6                                 Compensation.  The Trustee, including any successor Trustee, may commit the Trust to and shall pay the Trustee, Shartsis, Friese & Ginsburg, and any other professionals, experts, or consultants retained by the Trustee, from the Trust Assets, reasonable compensation, as approved by Lead Plaintiffs and as set forth in the Loran Group’s Designation of Robert Charles Friese, Esq. As Successor Litigation Trustee, or on such terms as may be amended with the agreement of the Lead Plaintiffs. However, no compensation or reimbursement of expenses shall be paid to any of the foregoing unless and until such payment has been approved by the

District Court or any other Court of competent jurisdiction, upon notice to the Lead Plaintiffs.  Lead Plaintiffs shall not unreasonably withhold approval of the requested compensation.

7.7                                 Standard of Care; Exculpation. The Trustee shall perform the duties and obligations imposed on the Trustee by this Amended Trust Agreement with reasonable diligence and care under the circumstances. The Trustee shall not be liable to any Participant or third party for any Losses to which they may become subject by reason of the establishment of this Trust or the administration thereof or any acts of the Trustee performed in the furtherance of its duties hereunder except for such acts as shall constitute fraud, willful misconduct or gross negligence, as determined by a final, non-appealable order of a court of competent jurisdiction (any such order of such a court is referred to in this Amended Trust Agreement as a “Determination”). Except as expressly set forth above, the Trustee shall be defended, held harmless and indemnified from time to time from the Trust Assets as a Trust Administrative Expense against any and all Losses to which the Trustee may be subject by reason of this Amended Trust Agreement and the performance by the Trustee of its obligations hereunder. The officers, employees and agents of the Trustee shall likewise be defended, held harmless and indemnified. The Trustee may obtain for his benefit and the benefit of its officers, agents and employees and the Trust, subject to approval by the Lead Plaintiffs, at the reasonable expense of the Trust, as a Trust Administrative Expense, insurance against claims of liability, damage awards and settlement.

7.8                                 Reliance by Trustee. The Trustee may rely, and shall be fully protected and indemnified and held harmless pursuant to Paragraph 7.7 hereof in acting upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order or other instrument or document which he has no reason to believe (i) to be other than genuine; (ii) to have been signed or presented by parties other than those whose names or signatures appear thereon or therewith or (iii) in the case of digital facsimile transmissions, to have been sent by a party other than the proper party or parties, in each case without obligation to satisfy himself that the same was given in good faith and without responsibility for errors in delivery, transmission or receipt. In the absence of a determination of its fraud, willful misconduct or gross negligence, the Trustee may rely as to the truth of statements and correctness of the facts and opinions expressed therein and shall be fully protected in acting thereon. The Trustee may consult with legal counsel and shall be fully protected in respect of any action taken or suffered by it in accordance with the written opinion of legal counsel. The Trustee may, at any time, request the consent of the Lead Plaintiffs with respect to the exercise of its duties hereunder regardless of whether such consent is specifically required by the terms of this Amended Trust Agreement.

8.                                       Jurisdiction. The District Court shall have original and exclusive jurisdiction over the Trust, the Trustee and the Trust Assets, including, without limitation, the determination of all controversies and disputes arising under or in connection with this Amended Trust Agreement.

9.                                       Termination. Unless the term of the Trust is otherwise extended by the District Court, the Trust shall continue until thirty (30) days after the earlier of: (i) the final distribution of all of the Trust Assets; and (ii) the tenth anniversary of the Effective Date. Upon termination of this Trust, the Trustee shall advise the Lead Plaintiffs, the Reorganized Debtor, the Bankruptcy Court and the District Court in writing of its termination.

10.                                 Miscellaneous.

10.1                           Notices.  All notices, requests or other communications required or permitted to be made in accordance with this Amended Trust Agreement shall be in writing and shall be delivered personally or by digital facsimile transmission or mailed by first class mail:

If to the Trustee, at:

Robert C. Friese, Esq.

Shartsis Friese & Ginsburg LLP

One Maritime Plaza, 18th Floor

Sun Francisco, CA 94111

Telephone: (415) 421-6500

Facsimile: (415) 421-2922

If to the Debtors, at:

Peregrine Systems, Inc.

3611 Valley Center Drive

5th Floor

San Diego, CA 92130

Telephone: (858) 481-5000

Facsimile: (858)481-1751

Attention: General Counsel

If to the Lead Plaintiffs, then to such Persons at their respective addresses set forth below:

Solomon B. Cera, Esq.

Gold Bennett Cera & Sidener LLP

595 Market Street, Suite 2300

San Francisco, CA 94105

Telephone: (415) 777-2230

Facsimile: (415) 777-5189

Howard T. Longman, Esq.

Stull, Stull & Brody

6 East 45th Street, 4th(1) Floor

New York, NY 10017

Telephone: (212) 687-7230

Facsimile: (212) 490-2022

Lawrence D. Levit, Esq.

Abraham & Associates

One Penn Plaza, Suite 1910

New York, NY 10119-0165

Telephone: (212) 714-2444

Facsimile: 212-279-3655

In each instance with a copy to:

Jeremy Richards, Esq.

Pachulski, Stang, Ziehl, Young, Jones and Weintraub, P.C.

10100 Santa Monica Boulevard, Suite 1100

Los Angeles, CA 90067

Telephone: (310) 277-6910

Facsimile: (310) 201-0760

and

Ken Heitz, Esq.

Evan Borges, Esq.

Irell & Manella LLP

1800 Avenue of the Starts, Suite 900

Los Angeles, CA 90067-1574

Telephone: (310) 277-1010

Facsimile: (310) 203-7199

Notices delivered personally, shall be deemed delivered upon delivery or refusal of delivery. Notices sent by facsimile transmission shall be deemed delivered when actually received. Notices sent by first class mail shall be deemed delivered three (3) business days after mailing. Any Person may change the address at which it is to receive notices under this Amended Trust Agreement by furnishing written notice in accordance with the provisions of this Paragraph 10.1.

10.2                           Effectiveness.  This Amended Trust Agreement shall become effective upon its execution and approval by the Bankruptcy Court.

10.3                           Counterparts.  This Amended Trust Agreement may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

10.4                           Governing Law.  This Amended Trust Agreement shall be governed by, construed under and interpreted in accordance with the laws of the State of California.

10.5                           Headings. Sections, paragraphs, subheadings and other headings used in this Amended Trust Agreement are for convenience only and shall not affect the construction of this Amended Trust Agreement.

10.6                           Severability. Any provision of this Amended Trust Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable any such provision in any other jurisdiction.

10.7                           Amendments. This Amended Trust Agreement may be amended in any manner consistent with the Plan at any time or from time to time by the Trustee with the consent of the Lead Plaintiffs.

10.8                           Successors; Third Party Beneficiaries.  This Amended Trust Agreement shall bind and inure to the benefit of the Beneficiaries and the parties hereto and their respective successors and assigns.

10.9                           Inconsistency with the Plan and/or the Amended Settlement Agreement.  In the event of any inconsistency between the Plan and/or the Amended Settlement Agreement, and any provision of this Amended Trust Agreement, the applicable terms of the Plan and/or the Amended Settlement Agreement shall be controlling.

IN WITNESS WHEREOF, the parties hereto have executed this Amended Trust Agreement or caused this Amended Trust Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

TRUSTEE:

Robert Charles Friese

PEREGRINE SYSTEMS, INC.
a Delaware corporation
As Reorganized Pursuant to the Plan

By:
Name:
Its:

By:
Name:
Its: